Exhibit 10.6

November 7, 2001

Joel Brown

Dear Joel:

OpenTable, Inc. (the “Company”) is pleased to offer you employment on the following terms:

I.                                         Position.  You will serve in a full-time capacity as Senior Vice President, Operations of the Company.  You will report to Thomas Layton, Interim CEO.  By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

II.                                     Salary.  You will be paid a salary at the annual rate of $200,000.00, payable in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees.  Your compensation will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  Current performance review policy is annually in December.

III.                                 Stock Options.  Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 725,000 shares at $.30/share (equivalent to 1.5% of Company shares on a fully diluted basis) of the Company’s Common Stock.  The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Stock Plan, as described in that Plan and the applicable stock option agreement.  You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

IV.                                 Miscellaneous Allowances.  You will be eligible to receive $50.00 per month commuting allowance, payable in semi-monthly installments.  You will also be eligible for reimbursement for reasonable business related cellular phone expenses, paid in accordance to Company’s Travel & Expense practices.  Your miscellaneous allowances will be subject to adjustment pursuant to the Company’s Travel & Expense policies in effect from time to time.

V.                                     Proprietary Information and Inventions Agreement.  Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

VI.                                 Period of Employment.  Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Should your employment be terminated for any reason other than cause, Company agrees to provide three (3) months regular salary and health benefits as severance pay.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

VII.                             Outside Activities.  While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.  While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.  You are permitted to serve on the Board of Directors of Donor Empower.

VII.                             Termination Following Change of Control.  In the event of (i) the sales of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, liquidation or reorganization of the Company in which the Company or affiliate of the Company is not the surviving entity, or which results, in any event, in a change of control of the Company (each, a “Change in Control Transaction”), the Company or the surviving entity, as the case may be, may either (A) terminate the Employment hereunder, or (B) adopt this Agreement; provided, however, that if the Company or the surviving entity elects to adopt this Agreement following a Change in Control Transaction.

VIII.                         Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

IX.                                Entire Agreement.  This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

X.                                    Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by California law.

We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.  This offer, if not accepted, will expire at the close of business on a date to be determined.

We look forward to having you join us on November 13, 2001.

If you have any questions, please call me at 415.551.1510.

Very truly yours,

OPENTABLE, INC.

By:	/s/ Thomas Layton
Thomas Layton,
Interim Chief Executive Officer

I have read and accept this employment offer:

/s/ Joel Brown
Signature of Joel Brown,
Dated: , 2001